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                                                                    Exhibit 99.3

                                                                         PRESS
                                                                       RELEASE

Date:       February 28, 2003
Contact:    Stephen D. Conner
Telephone:  (O) 704/731-4205


                    PIEDMONT NATURAL GAS ANNOUNCES CORPORATE
             LEADERSHIP CHANGES AND CORPORATE GOVERNANCE GUIDELINES

CHARLOTTE, NC -Thomas E. Skains (46) assumed the position of President and Chief Executive Officer of Charlotte-based Piedmont Natural Gas (NYSE:PNY) effective at its Annual Meeting of Shareholders today. Mr. Skains' election was previously announced by the Board of Directors this past December. Mr. Skains held the position of President and Chief Operating Officer since February 2002, and in that capacity has been responsible for the day-to-day operations of the Company. He was elected to the Company's Board of Directors in February 2002. Prior to being named President and COO he held the position of Senior Vice President - Marketing and Supply Services.

The Board of Directors also announced that the chairpersons of the Audit Committee, Compensation Committee and the Directors and Corporate Governance Committee will chair future meetings of the Board on a rotating basis.

                                BOARD RETIREMENTS

The Board of Directors also announced the retirements of Ware F. Schiefer (65), as Chief Executive Officer, Vice Chairman and as a Board member, John H. Maxheim
(68) as Chairman and as a Board member, and Ned R. McWherter (72) as a Board member, all in accordance with retirement policies of the Board.

Mr. Schiefer, who joined Piedmont in 1964 as an Industrial Sales Representative, held numerous positions prior to his election to Executive Vice President in 1995, President and COO in 1999, and CEO and Vice Chairman of the Board in February 2000.

Mr. Maxheim was elected President of the Company in 1978, CEO in 1980, Chairman in 1984, and retired from day-to-day activities in 2000. In recognition of his more than 20 years of service as CEO, Mr. Maxheim has been awarded the honorary title of Chairman Emeritus.

Mr. McWherter, former Governor of the State of Tennessee, has served on the Company's Board since 1995.

"Messrs. Schiefer, Maxheim and McWherter have served the shareholders of Piedmont Natural Gas with distinction and leave the company with a strong foundation for future success," commented Thomas E. Skains, President and CEO. "We will miss the wise counsel of these three gentlemen and wish them well in their retirement."

With these retirements, the Company's ten-member Board of Directors is comprised of eight outside independent directors, one outside non-independent director who performs legal services for the Company and one inside management director who serves as President and CEO.


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                              OFFICER APPOINTMENTS

The Board of Directors has elected Robert O. Pritchard (50) to the position of Treasurer. Mr. Pritchard will be responsible for the planning and execution of the Company's financing programs. He will also direct the cash management activities of the Company. Mr. Pritchard has held the position of Director - Corporate Planning since 1995.

Mr. Kevin M. O'Hara (44) formerly Vice President - Corporate Planning, has been named Vice President - Business Development and Ventures. Mr. O'Hara will assume new responsibilities solely dedicated to business development and non-utility venture management and administration. Mr. O'Hara serves on the Board of Directors of all of the Company's non-utility, energy-related joint venture investments.

Mr. Charles W. Fleenor (52), formerly Vice President - Gas Services, has been named Vice President - Corporate Planning and Rates and will assume the duties previously performed by Mr. O'Hara and Mr. Paul C. Gibson (64), former Vice President - Rates, who retired February 1, 2003 after 35 years of outstanding service to the Company.

Mr. Ted C. Coble (59), formerly Vice President, Treasurer, and Assistant Secretary, has assumed additional responsibilities as Chief Risk Officer of the Company, and has been named Vice President, Chief Risk Officer and Assistant Corporate Secretary.

Mr. Kim R. Cocklin (51) has joined the Company effective February 3, 2003 as Senior Vice President, General Counsel and Chief Compliance Officer, as previously announced.

                         CORPORATE GOVERNANCE GUIDELINES

Piedmont's Board of Directors has adopted corporate governance guidelines, revised charters for all of the committees of the Board and a code of business conduct and ethics. These corporate governance guidelines may be found on the Company's website at www.piedmontng.com.

"To demonstrate Piedmont's leadership in the energy industry and its continuing commitment to proper corporate governance and the highest standard of integrity and honesty in the conduct of its business affairs, we have adopted important corporate governance measures and have placed them on our public website for our investors, customers and regulators to see, " commented Thomas E. Skains, President and CEO. "These guidelines not only meet and exceed our legal and regulatory obligations, but reflect good common sense and judgment and are to us merely an extension of the vision, mission and core values to which the Company's Board, executive officers and employees are all committed."


                           ABOUT PIEDMONT NATURAL GAS

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

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